As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-250058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pioneer Energy Services LLC

(as successor in interest to Pioneer Energy Services Corp.)

(Exact name of registrant as specified in its charter)

Delaware	74-2088619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10713 West Sam Houston Pkwy Houston, Texas	77064
(Address of Principal Executive Office)	(Zip Code)

PIONEER ENERGY SERVICES CORP. 2020 EMPLOYEE INCENTIVE PLAN

(Full title of the plan)

Seth D. Wexler

Senior Vice President, General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N., Suite 800

Houston, Texas 77064

(Name and address of agent for service)

(281) 765-7100

(Telephone number, including area code, of agent for service)

Copies to:

Tull R. Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002-6117

(346) 718-6767

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

DEREGISTRATION OF SECURITIES

Pioneer Energy Services LLC, a Delaware limited liability company (f/k/a Crescent Ranch Second Merger Sub LLC) (the “Company”), as successor in interest to Pioneer Energy Services Corp., a Delaware corporation (“Pioneer”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to Registration Statement No. 333-250058 on Form S-8 (the “Prior Registration Statement”), which was filed by Pioneer with the Securities and Exchange Commission on November 13, 2020 and registered 1,198,074 shares of the Company’s common stock, par value $0.001 (“Common Stock”), reserved for issuance under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan.

On October 1, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 5, 2021 (as amended, the “Merger Agreement”), by and among Patterson-UTI Energy, Inc. (“Patterson-UTI”), Crescent Merger Sub Inc., a wholly-owned subsidiary of Patterson-UTI (“Merger Sub Inc.”), the Company and Pioneer, Merger Sub Inc. was merged with and into Pioneer, with Pioneer continuing as the surviving entity, and immediately following such merger, Pioneer was merged with and into the Company, with the Company continuing as the surviving entity.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Prior Registration Statement. In accordance with the undertaking made by Pioneer in Part II of the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment all shares of Common Stock registered but unsold under the Prior Registration Statement as of the date hereof. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 5, 2021.

PIONEER ENERGY SERVICES LLC

/s/ C. Andrew Smith
Name:	C. Andrew Smith
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act.